UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2010

Westway Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-34586

Delaware	20-4755936
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

365 Canal Street, Suite 2900

New Orleans, LA 70130

(Address of principal executive offices, including zip code)

(504) 525-9741

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 17, 2010, Westway Group, Inc. (the “Company”) announced that Wayne N. Driggers will retire as President and Chief Operating Officer of the Company effective October 1, 2010, after which date he will become a full-time consultant to the Company pursuant to a consulting agreement dated September 16, 2010, between Mr. Driggers and the Company (the “Consulting Agreement”).

Under the terms of the Consulting Agreement, Mr. Driggers has agreed to provide, on a full-time basis, consulting services to the Company during the twelve month period after his retirement, unless the Consulting Agreement is earlier terminated in accordance with its terms. The scope of these consulting services will include, among other things, consulting on major projects, due diligence with respect to potential acquisitions and leading integration on any completed acquisitions, succession planning, and providing on-going support and consultation to the Company’s Chief Executive Officer, Chief Financial Officer and Board of Directors.

Mr. Driggers will receive the following compensation for his services under the Consulting Agreement:

•	$26,666.67 per month in cash;

•

a prorated 2010 cash bonus in the amount of $412,500, less applicable deductions and withholdings, to be paid at such time as the 2010 bonuses are paid to the Company’s actively employed executives, but in no event later than March 15, 2011;

•	$5,600 in cash to cover previously committed housing expenditures in New Orleans, Louisiana;

•	reimbursement for health insurance premiums for up to 18 months following his retirement; and

•	reimbursement of certain out-of-pocket expenses.

In addition, with respect to the retention bonus in the form of restricted stock granted to Mr. Driggers pursuant to his severance agreement dated June 26, 2010 with the Company, 25% of the number of shares of which restricted stock vested upon grant, the terms of the Consulting Agreement require, among other things, that an additional 25% of the number of shares of restricted stock issued to Mr. Driggers as a retention bonus under his severance agreement will vest on June 26, 2011 and, if the Company terminates the Consulting Agreement before June 26, 2011, Mr. Driggers will be entitled to receive such additional 25% of the number of shares of restricted stock. Mr. Driggers also has forfeited the remaining portion of the restricted stock granted under the retention bonus that is unvested as of October 1, 2010.

Under the terms of the Consulting Agreement, Mr. Driggers has further agreed to a six-month non-competition covenant; a two-year non-solicitation covenant relating to contractors, agents, clients, customers and suppliers of the Company; a one-year non-solicitation covenant relating to employees of the Company; a non-disparagement covenant; and a general release of any claims he may have against the Company or any other specified party.

The foregoing description of the terms of the Consulting Agreement is qualified in its entirety by reference to the full text of the Consulting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure

On September 17, 2010, the Company issued a press release announcing that Wayne N. Driggers will retire as President and Chief Operating Officer of the Company effective October 1, 2010, after which date he will become a full-time consultant to the Company. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Current Report on Form 8-K furnished pursuant to this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Consulting Agreement, by and between Westway Group, Inc. and Wayne N. Driggers, dated September 16, 2010.

99.1	Press Release of Westway Group, Inc. dated September 17, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westway Group, Inc.

Date: September 17, 2010	By:	/s/ Thomas A. Masilla, Jr.
Thomas A. Masilla, Jr.
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

EX-10.1	Consulting Agreement, by and between Westway Group, Inc. and Wayne N. Driggers, dated September 16, 2010.

EX-99.1	Press Release of Westway Group, Inc. dated September 17, 2010.